LEUTHOLD FUNDS, INC. 485BPOS

Exhibit 99.(a)(i)

ARTICLES OF INCORPORATION

OF

LEUTHOLD FUNDS, INC.

(as amended)

The undersigned sole incorporator, being at least eighteen years of age, hereby adopts the following Articles of Incorporation for the purpose of forming a Maryland corporation under the general laws of the State of Maryland:

ARTICLE I

The name of the corporation (hereinafter called “Corporation”) is: LEUTHOLD FUNDS, INC.

ARTICLE II

The period of existence shall be perpetual.

ARTICLE III

The purposes for which the Corporation is formed are to engage in any lawful business for which corporations may be organized under the Maryland General Corporation Law.

ARTICLE IV

A. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, all with a par value of One Hundredth of a Cent ($0.0001) per share, to be known and designated as “Common Stock.” The aggregate par value of the authorized shares of the Corporation is Fifty Thousand Dollars ($50,000). The Board of Directors of the Corporation may increase or decrease the aggregate number of authorized shares of Common Stock pursuant to Section 2-105 of the Maryland General Corporation Law or any successor provision thereto. The Board of Directors of the Corporation may classify or reclassify any unissued shares of Common Stock and may designate or redesignate the name of any class of outstanding Common Stock. The Board of Directors may fix the number of shares of Common Stock in any such class and, except as specifically set forth in these Articles of Incorporation, may set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of any class of unissued shares of Common Stock. A total of Two Hundred Fifty Million (250,000,000) shares of Common Stock shall be classified as “Class A Common Stock” (the “Leuthold Core Investment Fund” or such other name designated by the Corporation’s Board of Directors).

B. Notwithstanding the authority granted to the Board of Directors of the Corporation with respect to the designation, classification and reclassification of the unissued shares of Common Stock of the Corporation, each class of Common Stock shall have the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption:

1. Each holder of shares of Common Stock of the Corporation, irrespective of the class, shall be entitled to one (1) vote for each full share (and a fractional vote for each fractional share) then standing in his or her name on the books of the Corporation; provided, however, that shares of any class of Common Stock owned, other than in a fiduciary capacity, by the Corporation or by another corporation in which the Corporation owns shares entitled to cast a majority of all the votes entitled to be cast by all shares outstanding and entitled to vote of such corporation, shall not be voted at any meeting of stockholders. On any matter submitted to a vote of stockholders all shares of the Corporation’s Common Stock then issued and outstanding and entitled to vote, irrespective of the class, shall be voted in the aggregate and not by class, except that: (a) when otherwise expressly provided by the Maryland General Corporation Law, the Investment Company Act of 1940 and the regulations thereunder, or other applicable law, shares shall be voted by individual class; and (b) when the matter to be acted upon does not affect any interest of a particular class of the Corporation’s Common Stock, then only shares of the affected class shall be entitled to vote thereon. At all elections of directors of the Corporation, each stockholder shall be entitled to vote the shares owned of record by him for as many persons as there are directors to be elected, but shall not be entitled to exercise any right of cumulative voting.

2. All consideration received by the Corporation for the issue or sale of shares of any class of the Corporation’s Common Stock, together with all assets in which such consideration is invested and reinvested, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any such funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the class of the Corporation’s Common Stock with respect to which such assets, payments or funds were received by the Corporation for all purposes, subject only to the rights of creditors, and shall be so handled upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form, are herein referred to as “assets belonging to” such class. Any assets, income, earnings, profits and proceeds thereof, funds or payments which are not readily attributable to any particular class of the Corporation’s Common Stock shall be allocable among any one or more of the classes of the Corporation’s Common Stock in such manner and on such basis as the Board of Directors, in its sole discretion, shall deem fair and equitable. The power to make such allocations may be delegated by the Board of Directors from time to time to one or more of the officers of the Corporation.

3. The assets belonging to any class of the Corporation’s Common Stock shall be charged with the liabilities in respect of such class of the Corporation’s Common Stock, and shall also be charged with the share of the general liabilities of the Corporation allocated to such class determined as hereinafter provided. The determination of the Board of Directors shall be conclusive as to: (a) the amount of such liabilities, including the amount of accrued expenses and reserves; (b) any allocation of the same to a given class; and (c) whether the same are allocable to one or more classes. The liabilities so allocated to a class are herein referred to as “liabilities belonging to” such class. Any liabilities which are not readily attributable to any particular class of the Corporation’s Common Stock shall be allocable among any one or more of the classes of the Corporation’s Common Stock in such manner and on such basis as the Board of Directors, in its sole discretion, shall deem fair and equitable. The power to make such allocations may be delegated by the Board of Directors from time to time to one or more of the officers of the Corporation.

4. Shares of a class of the Corporation’s Common Stock shall be entitled to such dividends and distributions, in stock or in cash or both, as may be declared from time to time by the Board of Directors, acting in its sole discretion, with respect to such class; provided, however, that dividends and distributions on shares of a class of the Corporation’s Common Stock shall be paid only out of the lawfully available “assets belonging to” such class as such phrase is defined in this Article IV.

5. In the event of the liquidation or dissolution of the Corporation, stockholders of a class of the Corporation’s Common Stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, but other than general assets not belonging to any particular class, the assets belonging to such class, and the assets so distributable to the holders of any class of the Corporation’s Common Stock shall be distributed among such holders in proportion to the number of shares of such class of the Corporation’s Common Stock held by them and recorded on the books of the Corporation. In the event that there are any general assets not belonging to any particular class of the Corporation’s Common Stock and available for distribution, such distribution shall be made to the holders of all classes of the Corporation’s Common Stock in proportion to the net asset value of the respective class of the Corporation’s Common Stock determined as set forth in the Bylaws of the Corporation.

6. Each share of each class of Common Stock of the Corporation now or hereafter issued shall be subject to redemption by the stockholders of the Corporation and, subject to the suspension of such right of redemption as provided in the Bylaws, each holder of shares of any class of Common Stock of the Corporation, upon request to the Corporation accompanied by surrender of the appropriate stock certificate or certificates, if any, in proper form for transfer and after complying with any other redemption procedures established by the Board of Directors, shall be entitled to require the Corporation to redeem all or any part of the shares of such class of Common Stock standing in the name of such holder on the books of the Corporation at the net asset value of such shares. In the event that no certificates have been issued to the holder, the Board of Directors may require the submission of a stock power with an appropriate signature guarantee. All shares of any class of its Common Stock redeemed by the Corporation shall be deemed to be cancelled and restored to the status of authorized but unissued shares. The method of computing the net asset value of shares of each class of Common Stock of the Corporation for purposes of the issuance and sale, or redemption, thereof, as well as the time as of which such net asset value shall be computed, shall be as set forth in the Bylaws. Payment of the net asset value of each share of each class of Common Stock of the Corporation surrendered to it for redemption shall be made by the Corporation within seven (7) days after surrender of such stock to the Corporation for such purpose, or within such other reasonable period as may be determined from time to time by the Board of Directors. The Board of Directors of the Corporation may, upon reasonable notice to the stockholders of the Corporation, impose a fee for the privilege of redeeming shares, such fee to be not in excess of one percent (1.0%) of the proceeds of any such redemption. The Board shall have discretionary authority to rescind the imposition of any such fee and to reimpose the redemption fee from time to time upon reasonable notice. Any fee so imposed shall be uniform as to all stockholders.

7. If, at any time when a request for transfer or redemption of the shares of any class of Common Stock is received by the Corporation or its agent, the value (computed as set forth in the Bylaws) of the shares of such class in a stockholder’s account is less than Five Hundred Dollars ($500.00), after giving effect to such transfer or redemption, the Corporation may cause the remaining shares of such class in such stockholder’s account to be redeemed in accordance with such procedures as the Board of Directors shall adopt.

8. Each holder of shares of the Corporation’s Common Stock, irrespective of the class, may, upon request to the Corporation accompanied by surrender of the appropriate stock certificate or certificates, if any, in proper form for transfer and after complying with any other conversion procedures established by the Board of Directors, convert such shares into shares of any other class of the Corporation’s Common Stock on the basis of their relative net asset values (determined in accordance with the Bylaws of the Corporation) less a conversion charge or discount determined by the Board of Directors. Any fee so imposed shall be uniform as to all stockholders.

9. No holder of shares of any class of Common Stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class of the Common Stock of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of any class of Common Stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

ARTICLE V

The number of directors constituting the Board of Directors shall initially be five (5), and the names of the initial directors are Thomas F. Elsen, Steven C. Leuthold, Charles D. Zender, John S. Chipman and Lawrence L. Horsch. Thereafter, the number of directors shall be such number as is fixed from time to time by the Bylaws.

ARTICLE VI

The Corporation reserves the right to enter into, from time to time, investment advisory and administration agreements providing for the management and supervision of the investments of the Corporation, the furnishing of advice to the Corporation with respect to the desirability of investing in, purchasing or selling securities or other property and the furnishing of clerical and administrative services to the Corporation. Such agreements shall contain such other terms, provisions and conditions as the Board of Directors of the Corporation may deem advisable and as are permitted by the Investment Company Act of 1940.

The Corporation may designate custodians, transfer agents, registrars and/or disbursing agents for the stock and assets of the Corporation and employ and fix the powers, rights, duties, responsibilities and compensation of each such custodian, transfer agent, registrar and/or disbursing agent.

ARTICLE VII

The following provisions define, limit and regulate the powers of the Corporation, the Board of Directors and the stockholders:

A. The Corporation may issue and sell shares of any class of its own Common Stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration now or hereafter permitted by the laws of the State of Maryland, the Bylaws and these Articles of Incorporation, as its Board of Directors may determine; provided, however, that the consideration per share to be received by the Corporation upon the sale of any shares of any class of its Common Stock shall not be less than the net asset value per share of such class of Common Stock outstanding at the time as of which the computation of said net asset value shall be made.

B. The Board of Directors may, in its sole and absolute discretion, reject in whole or in part orders for the purchase of shares of any class of Common Stock and may, in addition, require such orders to be in such minimum amounts as it shall determine.

C. The holders of any fractional shares of any class Common Stock shall be entitled to the payment of dividends on such fractional shares, to receive the net asset value thereof upon redemption, to share in the assets of the Corporation upon liquidation and to exercise voting rights with respect thereto.

D. The Board of Directors shall have full power in accordance with good accounting practice: (a) to determine what receipts of the Corporation shall constitute income available for payment of dividends and what receipts shall constitute principal and to make such allocation of any particular receipt between principal and income as it may deem proper; and (b) from time to time, in its discretion (i) to determine whether any and all expenses and other outlays paid or incurred (including any and all taxes, assessments or governmental charges which the Corporation may be required to pay or hold under any present or future law of the United States of America or of any other taxing authority therein) shall be charged to or paid from principal or income or both, and (ii) to apportion any and all of said expenses and outlays, including taxes, between principal and income.

E. The Board of Directors shall have the power to determine from time to time whether and to what extent and at what time and places and under what conditions and regulations the books, accounts and documents of the Corporation or any of them, shall be open to the inspection of stockholders, except as otherwise provided by applicable law; and except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

ARTICLE VIII

The address of the principal office of the Corporation in Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

ARTICLE IX

The address of the initial registered office is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

ARTICLE X

The name of the initial registered agent at such address is The Corporation Trust, Incorporated, a Maryland corporation.

ARTICLE XI

The name and address of the sole incorporator is:

Name	Address

Todd B. Pfister	777 South Flagler Drive Suite 200 West Palm Beach, FL 33401

IN WITNESS WHEREOF, the undersigned incorporator who executed the foregoing Articles of Incorporation hereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

Dated this 30th day of August, 1995.

/s/ Todd B. Pfister

Todd B. Pfister

Sole Incorporator

Exhibit (d)(v)

INVESTMENT ADVISORY AGREEMENT

Agreement made this 24th day of April, 2000 between Leuthold Funds, Inc., a Maryland corporation (the “Company”), and Leuthold Weeden Capital Management, LLC, Inc., a Delaware limited liability company (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”) as an open-end management investment company consisting of three series, including the Grizzly Short Fund (the “Fund”); and

WHEREAS, the Company desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as the investment adviser for the Fund.

NOW, THEREFORE, the Company and the Adviser do mutually promise and agree as follows:

1. Employment. The Company hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

2. Authority of the Adviser. The Adviser shall supervise and manage the investment portfolio of the Fund, and, subject to such policies as the board of directors of the Company may determine, direct the purchase and sale of investment securities in the day to day management of the Fund. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund. However, one or more members, officers or employees of the Adviser may serve as directors and/or officers of the Company, but without compensation or reimbursement of expenses for such services from the Company. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, as amended, restated or supplemented from time to time, or any applicable statute or regulation, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the affairs of the Fund.

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3. Expenses. The Adviser, at its own expense and without reimbursement from the Company or the Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the Fund. The Adviser shall not be required to pay any expenses of the Fund except as provided herein if the total expenses borne by the Fund, including the Adviser’s fee and the fees paid to the Fund’s Administrator but excluding all federal, state and local taxes, interest, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, brokerage commissions and extraordinary items (“excluded expenses”), in any year exceed that percentage of the average net assets of the Fund for such year, as determined by valuations made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which the Fund’s shares are qualified for sale or, if the states in which the Fund’s shares are qualified for sale impose no such restrictions, 2.50%. The expenses of the Fund’s operations borne by the Fund include by way of illustration and not limitation, directors fees paid to those directors who are not officers of the Company, the costs of preparing and printing registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund’s assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

The Company shall monitor the expense ratio of the Fund on a monthly basis. If the accrued amount of the expenses of the Fund, less excluded expenses, exceeds the expense limitation established herein, the Company shall create an account receivable from the Adviser in the amount of such excess. In such a situation the monthly payment of the Adviser’s fee will be reduced by the amount of such excess (and if the amount of such excess in any month is greater than the monthly payment of the Adviser’s fee, the Adviser will pay the Fund the amount of such difference), subject to adjustment month by month during the balance of the Company’s fiscal year if accrued expenses, less excluded expenses, thereafter fall below the expense limitation. If, in any of the three fiscal years following any fiscal year in which the Adviser has reimbursed (either by fee reduction or payment) the Fund for excess expenses, the Fund’s expenses, less excluded expenses, as a percentage of the Fund’s average net assets, are less than the expense limitation established herein, the Fund shall repay the Adviser the amount the Adviser reimbursed the Fund; provided, however, that the Fund’s expenses, less excluded expenses, as a percentage of the Fund’s average net assets, shall not exceed the limitation established herein.

4. Compensation of the Adviser. For the services to be rendered by the Adviser hereunder, the Company, through and on behalf of the Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The monthly advisory fee shall be 1/12 of 1.25% (1.25% per annum) on the average daily net assets of the Fund. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net asset value of the business days during which it is so in effect.

5. Ownership of Shares of the Fund. The Adviser shall not take an ownership position in the Fund, and shall not permit any of its members, officers or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase or in connection with the initial capitalization of the Fund.

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6. Exclusivity. The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Adviser has agreed to permit the Fund and the Company to use the name “Grizzly” or “Grizzly Short”, if they so desire, it is understood and agreed that the Adviser reserves the right to use and to permit other persons, firms or corporations, including investment companies, to use such names, and that the Fund and the Company will not use such names if the Adviser ceases to be the Fund’s sole investment adviser. During the period that this Agreement is in effect, the Adviser shall be the Fund’s sole investment adviser.

7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Brokerage Commissions. The Adviser, subject to the control and direction of the Company’s Board of Directors, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for the Fund and for the selection of the markets on or in which the transactions will be executed. The Adviser may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act“), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The Adviser shall provide such reports as the Company’s Board of Directors may reasonable request with respect to the Fund’s total brokerage and the manner in which that brokerage was allocated.

9. Code of Ethics. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Company with a copy of the code of ethics and evidence of its adoption. Upon the written request of the Company, the Adviser shall permit the Company to examine any reports required to be made by the Adviser pursuant to Rule 17j-1(d) under the Act.

10. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the board of directors of the Company in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

11. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Company or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days’ written notice to the Company. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for an initial period beginning as of the date hereof and ending April 24, 2002 and indefinitely thereafter, but only so long as the continuance after such initial period is specifically approved annually by (i) the board of directors of the Company or by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, and (ii) the board of directors of the Company in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

LEUTHOLD WEEDEN CAPITAL MANAGEMENT, LLC

(the “Adviser”)

By:	Steven C. Leuthold

President

LEUTHOLD FUNDS, INC.

(the “Company”)

By:	Steven C. Leuthold

President

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